Exhibit 10.31

February 5, 2024

Steven O. Vondran

Dear Steve:

Congratulations on your promotion to Chief Executive Officer and President effective February 1, 2024. As discussed, your promotion is contingent on a clear background check completed by our external vendor.

This is an exempt position, and your new annual rate of base compensation will be $1,000,000. With your promotion, your target bonus opportunity will increase to 200% of your annual earnings. This discretionary bonus plan is based upon performance against goals and objectives that you will set with Compensation Committee (the “Committee”) of the Company’s Board of Directors, and in accordance with the terms and conditions set forth in the relevant bonus plan.

In consideration of your acceptance of this offer, you will be recommended to the Committee for an equity award commensurate with the annual equity grant you normally would receive given your performance in 2023 in your current role, and given the new position described above, you will also receive an award with an aggregate value of $10,000,000, to be granted in March 2024, with each to be allocated as follows: (a) 30% to restricted stock units (the “RSUs”), and (b) 70% to Performance Share Units (the “PSUs”). The PSUs are incentive grants with respect to the Company’s common stock that (i) directly tie to the achievement of specific targets annually established by the Committee and (ii) vest if the targets are met or exceeded at the end of a three (3) year period ending December 31, 2026. The actual number of RSUs granted to you will be determined by dividing the total RSU value by the closing price of the Common Stock on the grant date, rounding up to the next whole share in the case of fractional shares. The RSUs will vest over three (3) years of continuous employment with the Company, at a rate of 33⅓% per year, commencing one (1) year from the grant date. The above terms are subject to the terms and conditions of the RSU and PSU award agreements and other plan documents relating to the American Tower Corporation 2007 Equity Incentive Plan, as amended, which will be provided to you shortly after the grant date.

You will continue to be eligible for benefits including an annual car allowance of $12,000 and reimbursement for your annual car insurance premiums. In addition, you will be eligible for other benefits which would include, among other things, severance benefits as outlined under the American Tower Corporation Severance Program for the Chief Executive Officer.

Please be advised that your employment with American Tower Corporation remains at will, which means that your employment may be terminated at any time with or without cause by either you or the Company, with or without advance notice.

Please sign below acknowledging the terms of your promotion and return to me. Congratulations once again, Steve!

Sincerely,

/s/ Brenna D. Jones
Brenna D. Jones
SVP, Chief Human Resources Officer

______________________________________________________________________________
My signature acknowledges acceptance and my agreement with the terms and conditions set forth in the letter.

/s/ Steven O. Vondran	2/5/2024
Steven O. Vondran	Date